As filed with the Securities and Exchange Commission on August 11, 2009
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Starwood Property Trust, Inc.
(Exact name of registrant as specified in its governing instruments)

Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, CT 06830
(203) 422-7700
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Ellis F. Rinaldi, Esq.
Executive Vice President & General Counsel
Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, CT 06830
(203) 422-7773
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel (212) 735-3574 Fax (917) 777-3574	Edward Petrosky, Esq. James O’Connor, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5455 Fax (212) 839-5599

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  Registration No. 333-159754

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee
Common Stock, $0.01 par value per share	$155,250,000	$8,663

(1)	The Registrant previously registered shares of its common stock for a proposed maximum aggregate offering price of $776,250,000.00 (representing 38,812,500 shares of its common stock at the initial public offering price of $20.00) on a Registration Statement on Form S-11 (File No. 333-159754), as amended, for which a filing fee of $43,315.00 was paid. This Registration for a proposed maximum aggregate offering price of $155,250,000 represents an additional 7,762,500 shares of common stock at the initial public offering price of $20.00.

Explanatory Note

This registration statement is being filed pursuant to Rule 462(b) (“Rule 462(b)”) under the Securities Act of 1933, as amended, and General Instruction G of Form S-11, and includes the registration statement facing page, this page, the signature page, an exhibit index, opinions of counsel and the accountants’ consent. Pursuant to Rule 462(b), the contents of our registration statement on Form S-11, as amended (File No. 333-159754), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission on August 11, 2009 (the “Initial Registration Statement”), are incorporated by reference into this registration statement. This registration statement covers the registration of an additional $155,250,000 of our common stock for sale in the offering related to the Initial Registration Statement, representing an additional 7,762,500 shares of common stock at the initial public offering price of $20.00.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on August 11, 2009.

Starwood Property Trust, Inc.

By:	/s/ Barry S. Sternlicht
Barry S. Sternlicht
Chief Executive Officer

We, the undersigned officers and directors of Starwood Property Trust, Inc., hereby severally constitute and appoint Ellis F. Rinaldi and Barry S. Sternlicht, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

By: /s/ Barry S. Sternlicht Barry S. Sternlicht	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 11, 2009

By: /s/ Barbara J. Anderson Barbara J. Anderson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 11, 2009

By: /s/ Jeffrey G. Dishner Jeffrey G. Dishner	Director	August 11, 2009

By: /s/ Ellis F. Rinaldi Ellis F. Rinaldi	Director	August 11, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1	Opinion of DLA Piper LLP (US) (including consent of such firm)
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP